Exhibit 99.1
Update to Legal Proceedings — Item 1 of Part II to Form 10-Q for the quarter ended June 30, 2005:
A customer filed a breach of contract complaint against us on August 22, 2005 regarding one of several JDA products it previously purchased. The complaint alleges damages of approximately $2.8 million, plus costs. Although the outcome of litigation is inherently uncertain, we currently estimate the possible loss range to be between $0 and $1.4 million. The parties have committed in principle to attempt to settle the lawsuit by participating in a mediation in the fourth quarter of 2005. If the dispute is not resolved through mediation, we intend to defend the lawsuit vigorously and to assert a counterclaim.
We are involved in other legal proceedings and claims arising in the ordinary course of business. Although there can be no assurance, management does not currently believe that the disposition of these matters will have a material adverse effect on our business, financial position, results of operations or cash flows.